Exhibit 10.36

AMENDED AND RESTATED GETTY IMAGES, INC.

1998 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into effective Date (the “Effective Date”) by and between Getty Images, Inc., a Delaware corporation (the “Company”), and Name of Employee.

The terms of the Restricted Stock Unit Award (this “Restricted Stock Unit Award”) are as set forth in this Agreement and in the Company’s Amended and Restated 1998 Stock Incentive Plan (the “Plan”), a copy of which is attached. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The basic terms of the Restricted Stock Unit Award are summarized as follows:

1. Grant Date:	__________________________________________

2. Number of Restricted Stock Units:	__________________________________________

3. Vesting Schedule	25% on the first day of Date and quarterly on a pro rata basis thereafter for the subsequent three years and so long as you continue employment with the Company or its Subsidiaries. Therefore, this Restricted Stock Unit Award vests as follows:

Cumulative Percentage	Date
25%	Based on grant date
31 1/4%
37 1/2%
43 3/4%
50%
56 1/4%
62 1/2%
68 3/4%
75%
81 1/4%
87 1/2%
93 3/4%
100%

4. Vesting

(a) One share of Common Stock shall be issuable for each restricted stock unit that vests (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Upon vesting, the Company will transfer such Shares to you upon and subject to the terms of this Agreement. No fractional Shares shall be issued under this Agreement.

(b) The Restricted Stock Unit Award is subject to forfeiture upon your termination of employment with the Company and its Subsidiaries pursuant to Section 2 of this Agreement. The Restricted Stock Unit Award will vest and no longer be subject to forfeiture according to the vesting schedule set forth in Section 3 above. No Shares shall be issued or issuable with respect to any portion of the Award that is forfeited.

(c) Units that have vested and are no longer subject to forfeiture according to the vesting schedule set forth above are referred to herein as “Vested Units”. Units that are not vested and remain subject to forfeiture under the vesting schedule set forth above are referred to herein as “Unvested Units”. The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested and Vested Units are referred to herein as the “Units”.

(d) Early lapse of the forfeiture restrictions may occur as described below in connection with a Change in Control.

5. Termination of Employment

If your employment with the Company and its Subsidiaries terminates for any reason, any portion of this Restricted Stock Unit Award that has not vested as provided above will immediately terminate. You will forfeit all Unvested Units upon such occurrence without the payment of any further consideration to you.

6. Change of Control

Upon a Change of Control of the Company, the vesting of your Restricted Stock Unit Award will accelerate and all Units under this Agreement shall become fully vested.

7. Conversion of Units into Shares of Common Stock

Except as otherwise provided by a deferral election pursuant to Section 8 of this Agreement, Vested Units shall be converted into shares of Common Stock and distributed to you when Unvested Units become Vested Units.

If, however, you elect to defer payment of the shares of Common Stock as provided in Section 8 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.

8. Dividends

You may be credited with dividend equivalents with respect to your Units under this Agreement. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of Common Stock or additional Units.

9. No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the Common Stock with respect to the Units. Upon conversion of the Units into shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

10. Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the Shares acquired upon the conversion of Units unless such shares are registered under the Securities Act of 1934, as amended, or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

11. Transfer Restrictions

Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of Units shall be strictly prohibited and void.

12. Independent Tax Advice

You acknowledge that determining the actual tax consequences of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Units and Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Units or Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

13. Taxes, Withholding and Disposition of Shares

You are ultimately liable and responsible for all taxes owed in connection with this Restricted Stock Unit Award, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection therewith. The Committee may permit you to satisfy all or part of your tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to you, or (c) having the Company withhold and/or sell the whole number of Units or Shares from those shares issuable to you under this Restricted Stock Unit Award as the Company determines necessary to satisfy the minimum tax withholding obligations arising with respect to this Restricted Stock Unit Award.

14. General Provisions

14.1 Assignment. The Company may assign its rights under the Agreement at any time, whether or not such rights are then exercisable, to any Subsidiary designated by the Committee.

14.2 Notices. Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated in this Agreement or at such other address as such party may designate by 10 business days’ advance written notice under this Section 15.2 to all other parties to this Agreement hereunder. Notices delivered to the Company shall be addressed to it at its principal business office, Attention: Compensation Committee of the Board of Directors, and any notice hereunder to you shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14.3 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

14.4 Mutual Undertakings. You and the Company each hereby agree to take whatever additional action and execute whatever additional documents the other party may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on you, the Units or the shares of Common Stock acquired upon conversion of the Units or the Company pursuant to the express provisions of this Agreement.

14.5 Agreement Is Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This

Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

14.6 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its Subsidiaries, their successors and assigns and you and your legal representatives, heirs, legatees, distributees, assignees and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

14.7 No Employment or Service Contract. This Agreement shall not confer upon you any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time.

14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

14.9 Washington Law to Govern. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Effective Date.

GETTY IMAGES, INC.

By:
Its:

Employee

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